FIRST AMENDMENT TO
                     COMMON STOCK PURCHASE WARRANT AGREEMENT


          This First Amendment to Common Stock Purchase Warrant Agreement, dated as of September 30, 1999 between MURDOCK COMMUNICATIONS CORPORATION, an Iowa corporation (the "Company") and FIRSTAR TRUST COMPANY, as Warrant Agent (the "Warrant Agent").

                                    RECITALS

          A. The Warrant Agent and the Company are parties to a Common Stock Purchase Warrant Agreement dated as of October 21, 1996 (the "Agreement").

          B. The Company and the Warrant Agent deem it desirable to amend the Agreement to extend the "Warrant Expiration Date" to April 21, 2000.

          C. Pursuant to Section 10 of the Agreement, the Company and the Warrant Agent may by supplemental agreement make any changes or corrections in the Agreement that they may deem necessary or desirable and which do not adversely affect the interests of the holders of Warrant Certificates

                                   AGREEMENTS

          In consideration of the foregoing and the mutual covenants and agreements contained herein and in the Agreement, and intending to be legally bound hereby, the Warrant Agent and the Company hereby agree as follows:

          1.     Amendment  of  Section  1(b).  The  definition  of  "Warrant
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Expiration  Date"  in Section 1(i) of the Agreement is hereby amended to read in its  entirety  as  follows:

"Warrant Expiration Date" shall mean 5 p.m. (Central Time) on April 21, 2000, or if such date shall in the State of Wisconsin be a holiday or a day on which banks are authorized to close, then 5 p.m. (Central Time) on the next following day which in the State of Wisconsin is not a holiday or a day on which banks are authorized to close. Unless exercised during the Warrant Exercise Period, the Warrants will automatically expire. The Warrants may be called for redemption and the expiration date herefor accelerated, on the terms and conditions set forth in sections 4(b) and 4(c) of this Agreement. If so called for redemption, Warrant Certificate holders shall have a period of

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at  least 30 days after the date of the call notice within which to exercise the
Warrants. However, Warrant Certificate holders will receive the redemption price only if such certificates are surrendered to the Corporate Office within the redemption period (as defined below).

          2.     Amendment  of  Section  5(b).  Section 5(b) of the Agreement is
                 ----------------------------
hereby amended by adding a new sentence immediately following the end thereof to read as follows:

Notwithstanding anything herein to the contrary, the Company shall not be obligated by this Agreement to take any action to secure any registration or approval of the Common Stock purchasable upon the exercise of the Warrants in any state or other jurisdiction at any time after October 21, 1999 and the Company may refuse to issue such Common Stock upon exercise of the Warrants in the absence of an exemption in any such state or jurisdiction.

          3.     Amendments  of Section 8.  Section 8 of the Agreement is hereby
                 ------------------------
amended  by  adding  a new subsection (e) to the end thereof to read as follows:

(e) Notwithstanding anything herein to the contrary, the Company shall not be obligated to make any adjustments pursuant to this Section 8 to the Purchase Price or the number of shares of Common Stock purchasable upon the exercise of the Warrants for any event which occurs after October 21, 1999.

          Section 8(b)(iv) is hereby amended by adding the following sentence at the end thereof:

     Any such fraction which is equal to or greater than 0.50 shall be rounded up to a whole share and any such fraction which is less than 0.50 shall be rounded down and eliminated.

          4.     Full  Force  and  Effect.  All  remaining  provisions  of  the
                 ------------------------
Agreement  remain  unchanged  and  in  full  force  and  effect.

          5.     Governing  Law.  This  Amendment  shall  be  governed  by  and
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construed  in  accordance  with  the  laws  of  the State of Wisconsin.  Section headings in this Amendment appear for convenience of reference only and shall not be used in any interpretation of this Amendment.

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          6.     Binding Effect.  This Amendment shall be binding upon and inure
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to the benefit of the Company, the Warrant Agent and their respective successors and assigns, and the Registered Holders from time to time of Warrant Certificates or any of them. Nothing in this Amendment shall be construed to confer any right, remedy or claim upon any other person.
          7.     Counterparts.  This  Amendment may be executed in counterparts,
                 ------------
which  taken  together  shall  constitute  a  single  document.

     IN WITNESS WHEREOF, the Warrant Agent and the Company have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                          MURDOCK  COMMUNICATIONS
                                          CORPORATION

                                          BY
                                            ------------------------------
                                                  Thomas E. Chaplin
                                               Chief Executive Officer

                                          FIRSTAR  TRUST  COMPANY

                                          BY
                                            ------------------------------
                                                 Authorized Officer

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